                                                              EXHIBIT (a)(5)(vi)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Debentures. The Offer is made solely by the Offer to Purchase, dated May 9, 2000, and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Debentures in any jurisdiction in which the making or acceptance of offers to sell Debentures would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Coeur by ABN AMRO Incorporated, the Dealer Manager of this Offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                        COEUR D'ALENE MINES CORPORATION

                                       OF

                  UP TO $27,800,000 PRINCIPAL AMOUNT OF ITS 6%
                  CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002
                 AT A PURCHASE PRICE NOT GREATER THAN $720 NOR
                   LESS THAN $640 PER $1,000 PRINCIPAL AMOUNT

       Coeur d'Alene Mines Corporation, an Idaho corporation ("Coeur" or the "Company"), is offering to purchase for cash up to $27,800,000 principal amount of its 6% Convertible Subordinated Debentures due 2002 ("Debentures"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 9, 2000 ("Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Coeur is inviting its Debenture holders to tender their Debentures at prices specified by the tendering Debenture holders that are not greater than $720 nor less than $640 per $1,000 principal amount of Debentures, net to the seller in cash, upon the terms and subject to the conditions of the Offer. Coeur shall not be obligated to purchase any of the Debentures if less than a minimum of $10,000,000 principal amount of Debentures is tendered. However, it reserves the right to purchase less than the $10,000,000 minimum principal amount if it chooses to do so. The Offer also is subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

       Coeur published its initial Notice of Offer to Purchase for Cash on May 9, 2000. This Notice, dated June 6, 2000, is a republication of the May 9, 2000 Notice.

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    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12 NOON
    NEW YORK CITY TIME, AND 5:00 PM LONDON TIME, ON JUNE 8, 2000, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

       COEUR'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER COEUR NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER OR INFORMATION AGENT IS MAKING ANY RECOMMENDATION TO THE DEBENTURE HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR DEBENTURES OR AS TO THE PRICE OR PRICES AT WHICH DEBENTURE HOLDERS MAY CHOOSE TO TENDER THEIR DEBENTURES. DEBENTURE HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR DEBENTURES AND, IF SO, THE PRINCIPAL AMOUNT TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH DEBENTURES SHOULD BE TENDERED.

       Coeur will, upon the terms and subject to the conditions of the Offer, determine the single per $1,000 principal amount purchase price, not in excess of $720 nor less than $640 per Debenture, that it will pay for Debentures properly tendered under the Offer, taking into account the number of Debentures so tendered and the prices specified by tendering Debenture holders. Coeur will select the lowest purchase price ("Purchase Price") that will allow it to purchase $27,800,000 principal amount of Debentures, or such lesser number of Debentures as are properly tendered (and not withdrawn) pursuant to the Offer. All Debentures properly tendered (and not withdrawn) prior to the "expiration date" (as defined below) at prices at or below the Purchase Price will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions in the event that greater than $27,800,000 principal amount of Debentures are purchased.

       Under no circumstances will interest be paid on the Purchase Price for the Debentures. Coeur will pay accrued and unpaid interest on the Debentures from June 10, 1999 up to, but not including, the date of payment for the Debentures purchased. All Debentures acquired in the Offer will be acquired at the Purchase Price regardless of whether the Debenture holder selected a lower price. The term "expiration date" means 12 noon, New York City time, and 5:00 PM London time, on Thursday, June 8, 2000, unless Coeur, in its sole discretion, extends the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by Coeur, shall expire. Coeur reserves the right, in its sole discretion, to purchase more than $27,800,000 principal amount of Debentures under the Offer. For purposes of the Offer, Coeur will be deemed to have accepted for payment (and therefore purchased) Debentures properly tendered and not withdrawn, subject to the proration provisions of the Offer, only when, as and if Coeur gives oral or written notice to The Bank of New York, the Depositary of the Offer, of its acceptance for payment of such Debentures under the Offer.

       The Debentures have been issued in registered and bearer form. Coeur will purchase both forms on the same terms and conditions and at the same price. There are separate Letters of Transmittal for Registered Debentures and Bearer Debentures.

       Payment for the Debentures tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such Debentures or, if the Debentures are registered, a timely confirmation of a book-entry transfer of such Debentures into the Depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

       Upon the terms and subject to the conditions of the Offer, if more than $27,800,000 principal amount of Debentures, or such greater principal amount as Coeur may elect to purchase have been properly tendered (and not withdrawn) prior to the expiration date at prices at or below the Purchase Price, Coeur will purchase properly tendered Debentures on a pro rata basis. All other Debentures that have been tendered and not purchased will be returned to the Debenture holder as promptly as practicable after the expiration date.

        Coeur expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Debentures by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 12 noon, New York time, and 5:00 PM London time, on the next business day after the previously scheduled expiration date. During any such extension, all Debentures previously tendered and not withdrawn will remain subject to the Offer and to the right of a tendering Debenture holder to withdraw such Debenture holder's Debentures.

       Coeur is making the Offer (1) to lower Coeur's interest expense and (2) to take advantage of Coeur's current liquidity and improve its capital structure by reducing Coeur's outstanding debt.

       Tenders of Debentures under the Offer are irrevocable, except that tendered Debentures may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Coeur under the Offer, may also be withdrawn at any time after 12 noon, New York City time, and 5:00 PM London time, on July 5, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by The Bank of New York, at one of its addresses set forth on the back cover page of the Offer to Purchase. Withdrawal procedures for registered and bearer Debentures are set forth in the Offer to Purchase. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Coeur, in its sole discretion, whose determination will be final and binding. None of Coeur, The Bank of New York, as the Depositary, D.F. King & Co., Inc., or D.F. King (Europe), each as the Information Agent, ABN AMRO, as the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

       The receipt of cash for Debentures we purchase in the Offer will, for U.S. federal tax purposes, be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) interest income subject to ordinary tax rates. Debenture holders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal tax consequences of participating in the Offer. All Debenture holders should consult with their own tax advisers as to the tax consequences of tendering their Debentures, including state, local or foreign laws.

       The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

       The Offer to Purchase and the related Letter of Transmittal have been mailed to record holders of Debentures whose names appear on Coeur's Debenture holder list and have been furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Debenture holder list or, if applicable who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Debentures.

       Holders of Bearer Debentures or their custodians may obtain copies of the Offer to Purchase and the Letter of Transmittal for Bearer Debentures by contacting the Information Agent or Dealer Manager at the telephone numbers and addresses set forth below.

       THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. DEBENTURE HOLDERS SHOULD READ THEM CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

       Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at the addresses and telephone numbers set forth below and will be promptly furnished by Coeur at its expense. Debenture holders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of tendered Debentures, Debenture holders are directed to contact the Depositary.

          The Information Agent in the United States for the Offer is:

                             D. F. KING & CO., INC.

                          77 Water Street, 20th Floor
                            New York, New York 10005
                  Banks and Brokers Call Collect: 212-269-5550
                    All Others Call Toll Free: 800-359-5559

               The Information Agent in Europe for the Offer is:
                              D. F. KING (Europe)
                       2nd Floor, 2 London Wall Buildings
                                  London Wall
                                London EC2M 5PP
                                    England
                              Tel: 44 207 920 9700

 The Dealer Manager for the Offer is:             The Depositary for the Offer is:
           [LOGO] ABN AMRO                              THE BANK OF NEW YORK
             Incorporated
                                        Bearer Debentures     Definitive Registered Debentures

       1290 Avenue of the Americas       30 Cannon Street            101 Barclay Street
               10th Floor                London EC4M 6xH           Corporate Trust Window
        New York, New York 10104       Tel: 44 207 964 7284      7E-Attn: Tolutope Adeyoju
              212-258-1600               Attn: Linda Read         New York, New York 10286
         Toll Free: 800-227-1123                               Tel: 212-815-3738 June 6, 2000
       International: 212-258-1600


       June 6, 2000
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